Exhibit 99

              Viad Corp Announces First Quarter Results

         Income from Continuing Operations of $0.66 per Share


    PHOENIX--(BUSINESS WIRE)--April 27, 2007--Viad Corp (NYSE:VVI) today announced first quarter 2007 revenue of $283.7 million, segment operating income of $25.1 million, and income from continuing operations of $14.1 million, or $0.66 per diluted share. This compares to 2006 first quarter income before other items of $0.45 per share and is in line with the company's prior guidance.

    Paul B. Dykstra, president and chief executive officer said, "We are very happy with our performance during the first quarter. Income before other items per share increased 46.7 percent from the 2006 quarter. This reflects great performance at GES, driven by strong organic growth and good results from the Melville acquisition."

    First Quarter 2007 Financial Highlights

    Highlights of the 2007 first quarter, compared to first quarter 2006 results, are presented below.

                                        Q1 2007    Q1 2006    Change
                                      ----------- --------- ----------
                                         ($ in millions)
Revenue                                   $283.7    $233.8       21.4%
Segment operating income                   $25.1     $17.7       41.8%
Operating margins (Note A)                   8.9%      7.6%    130 bps
Income before other items (Note B)         $14.1     $10.1       39.6%
Income from continuing operations          $14.1     $13.8        2.1%
Net income (Note C)                        $14.0     $13.6        2.6%
Adjusted EBITDA (Note B)                   $28.6     $26.1        9.8%
Cash from operations                        $0.7      $5.8      -88.2%
Free cash flow (Note B)                   $(11.4)    $(1.2)        (a)


(a) Change is greater than +/- 100 percent.

(A) For operating margins, the change from the prior year period is presented in basis points.

(B) Income before other items is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries, favorable resolution of tax matters and the after-tax effects of gains on sale of corporate assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Free cash flow is also used by management to assess the company's ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before other items. Also see Table Two for reconciliations of net income to Adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C) Net income includes losses from discontinued operations of $94,000 and $149,000 in 2007 and 2006, respectively, primarily relating to tax and other matters associated with previously sold operations.

    At the end of the first quarter 2007:

    --  Cash and cash equivalents were $128.6 million.

    --  Debt totaled $14.8 million, with a debt-to-capital ratio of
        3.3 percent.

    Also relating to the first quarter 2007:

    -- Viad repurchased 276,300 shares at an aggregate cost of $10.5 million.

    -- Viad recorded a restructuring charge of $1.2 million ($737,000 after tax) related to severance costs associated with an organizational realignment at Exhibitgroup/Giltspur.

    GES Exposition Services (GES)

    For the first quarter of 2007, GES's revenue was $244.9 million, up $50.8 million or 26.1 percent from $194.1 million in the first quarter of 2006. First quarter segment operating income was $32.2 million, up $9.8 million or 43.6 percent from $22.4 million in 2006.

    Dykstra said, "GES had a terrific first quarter with very strong organic growth and good results from Melville, which was acquired on February 1, 2007 and generated $23.6 million in first quarter revenue for GES. The organic growth was driven by base same-show growth of
10.5 percent and new business wins, including the Chicago Auto Show."

    Exhibitgroup/Giltspur (Exhibitgroup)

    Exhibitgroup's 2007 first quarter revenue was $34.3 million, comparable to 2006 first quarter revenue of $34.7 million. Segment operating results decreased by $1.6 million to a loss of $4.7 million, as compared to a loss of $3.0 million in the 2006 first quarter due to costs associated with initiatives to increase revenue and shareholder value in the future.

    Dykstra said, "John Jastrem and his team have made several key strides toward repositioning Exhibitgroup, including a realignment of the company's organizational structure to better support Exhibitgroup's new strategic direction and client-centric focus. This was an important step in laying the foundation upon which we will drive Exhibitgroup's future success. We have some terrific talent aligned behind Exhibitgroup's strategic growth objectives and they are working very hard to build and maintain positive momentum."

    Travel and Recreation Services

    Travel and Recreation Services segment revenue for the 2007 first quarter was $4.5 million, as compared to $4.9 million in the first quarter of 2006. First quarter segment operating loss was $2.4 million, as compared to a loss of $1.7 million in the 2006 first quarter.

    Dykstra said, "Due to its seasonal nature, the Travel and Recreation Services segment generates less than 10 percent of its full year revenues during the first quarter. Our main focus during this time is on preparing for the busy summer season and controlling costs. We look forward to this segment's positive contributions to operating income during the second and third quarters."

    2007 Outlook

    Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

    Full Year 2007

    Viad's guidance for 2007 full year income has been reduced by $0.03 per share to reflect the costs associated with the first quarter restructuring charge at Exhibitgroup and the full year effect of the company's first quarter share repurchases. Overall, the outlook for Viad's core operating results remains unchanged. Full year income is now expected to be in the range of $1.72 to $1.82 per share. This compares to 2006 income before other items of $1.75 per share. The guidance range for 2007 assumes an effective tax rate of 38 percent to 39 percent, as compared to the 2006 effective tax rate on income before other items of 37.2 percent.

    Excluding Melville, full year revenue and operating income are expected to be comparable to 2006 revenue of $856.0 million and operating income of $67.2 million. The acquisition of Melville is expected to provide an additional $80 million to $90 million in revenue and be slightly accretive to Viad's 2007 earnings. Viad's growth in 2007 will be limited by significant negative show rotation at GES and investments in initiatives to reposition Exhibitgroup for future growth.

    Show rotation is expected to negatively impact full year revenues by approximately $33 million. In the first quarter, show rotation did not have a meaningful impact on revenues. In the second quarter, show rotation is expected to positively impact revenues at Exhibitgroup by about $10 million and negatively impact revenues at GES by about $5 million. In the third quarter, show rotation is expected to negatively impact revenues by about $10 million at Exhibitgroup and about $36 million at GES. In the fourth quarter, show rotation is expected to positively impact revenues at GES by about $8 million.

    In 2008, show rotation is expected to have a positive impact on revenues in excess of $45 million.

    Melville's quarterly revenue for 2007 is expected to be strongest in the first and second quarters, with seasonally lower revenues in the third and fourth quarters. Due to seasonality, this business is expected to generate positive operating income in the first half of the year with operating losses in the third and fourth quarters.

    Viad's full year 2007 outlook for each operating segment is as follows:

    -- GES - On an organic basis, revenue is expected to increase at a low single digit rate from $623.1 million in 2006. Negative show rotation revenue of about $33 million is expected to be more than offset by continued strong growth in exhibitor discretionary revenue and same-show growth. The acquisition of Melville is expected to provide an additional $80 million to $90 million in revenue. GES's full year operating income (including Melville) is expected to be in the range of $52.0 million to $54.0 million.

    -- Exhibitgroup - Revenue is expected to be comparable to 2006 revenue of $153.7 million. Operating loss is expected to be in the range of $5.0 million to $7.5 million as the result of investments in initiatives to reposition the company for growth. Management expects to begin realizing the benefit of these initiatives in 2008.

    -- Travel and Recreation Services - Revenue is expected to be comparable to 2006 revenue of $79.3 million. Operating income is expected to be in the range of $22.2 million to $23.2 million.

    Second Quarter 2007

    For the second quarter, Viad's income per diluted share is expected to be in the range of $0.68 to $0.77. This compares to income before other items of $0.71 per share in the 2006 second quarter. Revenue is expected to increase by 5 percent to 15 percent from the 2006 amount of $237.4 million largely due to the acquisition of Melville and positive show rotation at Exhibitgroup. Segment operating income is expected to be in the range of $25.5 million to $28.5 million, as compared to $25.8 million in the 2006 second quarter.

    Implicit within this guidance, are the following segment revenue and operating income expectations.

                                    Segment              Segment
                                    Revenue          Operating Income
                             ---------------------- ------------------
                              low-end    high-end   low-end high-end
                                          ($ in millions)

 GES (a)                        $180.0  to  $195.0   $18.0 to   $20.5
 Exhibitgroup                    $53.0  to   $59.0    $3.0 to    $4.0
 Travel & Recreation             $19.0  to   $21.0    $4.0 to    $4.5


(a) Includes a revenue range of $20.0 million to $25.0 million and an operating income range of $500,000 to $1.0 million for Melville.

    Dykstra said, "The first quarter got us off to a good start for 2007. We continued to see growth in the exhibition and event industry, which, along with GES's efforts to capture more exhibitor discretionary spending, resulted in very strong base same-show growth at GES of 10.5 percent. GES is on track with its integration of Melville, which posted better than expected results during the first quarter. At Exhibitgroup, we're making good progress on our initiatives to reposition the company for growth. We are encouraged by Exhibitgroup's early successes and we will continue working to drive future growth in that business."

    Dykstra continued, "While our growth in 2007 will be restricted due to negative show rotation of $33 million in revenue and due to investments to reposition Exhibitgroup, we expect to realize significant growth in 2008. We expect positive show rotation in 2008 to add in excess of $45 million in revenue at GES. We also expect improved results at Melville in 2008 as we will have substantially completed our integration efforts, and our growth initiatives begin to gain traction. Results at Exhibitgroup should also be stronger as we begin to realize the benefits of our work to reposition the company. Additionally, we are pursuing some attractive, strategic acquisition opportunities that could bolster growth. We remain committed to driving growth and enhancing shareholder value."

    Conference Call and Webcast

    Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2007 results on Friday, April 27, 2007 at 9:00 a.m. (ET). To join the live conference call, dial toll-free
(877) 704-5382, and enter passcode 3540874, or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 203-1112, passcode 3540874, or visit the Viad Web site and link to a replay of the webcast.

    Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services of Las Vegas, Exhibitgroup/Giltspur of Chicago, Brewster Inc. of Banff, Alberta, Canada, and Glacier Park, Inc. of Phoenix. For more information, visit the company's Web site at www.viad.com.

    Forward-Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

                      VIAD CORP AND SUBSIDIARIES
                    TABLE ONE - QUARTERLY RESULTS
                             (UNAUDITED)


                                                   Three months
                                                 ended March 31,
                                            --------------------------
(000 omitted, except per share data)          2007      2006      %
                                            --------- --------- ------


Revenues (Note A)                           $283,689  $233,770   21.4%
                                            ========= ========= ======


Segment operating income (Note A)            $25,118   $17,710   41.8%
Corporate activities                          (2,309)   (1,852) -24.7%
Gain on sale of corporate assets (Note B)          -     3,468     (a)
Restructuring (charges) recoveries (Note C)   (1,210)       18     (a)
Impairment recoveries (Note D)                     -       843     (a)
Net interest income                            1,323     1,437   -7.9%
                                            --------- --------- ------
Income before income taxes                    22,922    21,624    6.0%
Income tax expense (Note E)                   (8,929)   (7,979) -11.9%
Minority interest                                 57       112  -49.1%
                                            --------- --------- ------
Income from continuing operations             14,050    13,757    2.1%
Loss from discontinued operations (Note F)       (94)     (149)  36.9%
                                            --------- --------- ------
Net income                                   $13,956   $13,608    2.6%
                                            ========= ========= ======

Diluted income per common share:
 Income from continuing operations             $0.66     $0.62    6.5%
 Loss from discontinued operations                 -     (0.01)    (a)
                                            --------- --------- ------
 Net income per share                          $0.66     $0.61    8.2%
                                            ========= ========= ======

Basic income per common share:
 Income from continuing operations             $0.68     $0.63    7.9%
 Loss from discontinued operations                 -     (0.01)    (a)
                                            --------- --------- ------
 Net income per share                          $0.68     $0.62    9.7%
                                            ========= ========= ======

Common shares treated as outstanding for income per share calculations:

  Average outstanding shares                  20,651    21,812   -5.3%
                                            ========= ========= ======

  Average outstanding and potentially
  dilutive shares                             21,128    22,202   -4.8%
                                            ========= ========= ======

(a) Change is greater than +/- 100 percent.


                      VIAD CORP AND SUBSIDIARIES
                TABLE ONE - NOTES TO QUARTERLY RESULTS
                             (UNAUDITED)

(A) Reportable Segments
                                                   Three months
                                                 ended March 31,
                                            --------------------------
    (000 omitted)                             2007      2006      %
                                            --------- --------- ------

    Revenues:
      GES Exposition Services               $244,885  $194,127   26.1%
      Exhibitgroup/Giltspur                   34,342    34,724   -1.1%
      Travel and Recreation Services           4,462     4,919   -9.3%
                                            --------- --------- ------
                                            $283,689  $233,770   21.4%
                                            ========= ========= ======

    Segment operating income:
      GES Exposition Services                $32,206   $22,420   43.6%
      Exhibitgroup/Giltspur                   (4,675)   (3,027) -54.4%
      Travel and Recreation Services          (2,413)   (1,683) -43.4%
                                            --------- --------- ------
                                             $25,118   $17,710   41.8%
                                            ========= ========= ======

(B) Gain on Sale of Corporate Assets -- In the first quarter of 2006, Viad sold its remaining interest in its corporate aircraft along with related equipment for $10.0 million, resulting in a gain of $1.7 million ($1.1 million after-tax). Also in the first quarter of 2006, Viad sold certain undeveloped land in Phoenix, Arizona for $2.9 million, resulting in a gain of $1.7 million ($1.1 million after-tax).

(C) Restructuring Charges and Recoveries -- In the first quarter of 2007, Viad recorded a restructuring charge of $1.2 million ($737,000 after-tax) related to severance costs associated with an organizational realignment at Exhibitgroup. In the first quarter of 2006, Viad reversed restructuring reserves of $18,000 ($11,000 after-tax).

(D) Impairment Recoveries -- In the first quarter of 2006, Viad recorded insurance recoveries of $843,000 ($508,000 after-tax) related to claims associated with Hurricane Katrina.

(E) Income Tax Expense -- The first quarter of 2006 includes favorable resolution of tax matters of $1.0 million.

(F) Loss from Discontinued Operations -- In the first quarter of 2007 and 2006, Viad recorded losses from discontinued operations of $94,000 and $149,000, respectively, primarily relating to tax and other matters related to previously sold operations.


                      VIAD CORP AND SUBSIDIARIES
                TABLE TWO - INCOME BEFORE OTHER ITEMS,
                  ADJUSTED EBITDA AND FREE CASH FLOW
                             (UNAUDITED)


                                                   Three months
                                                  ended March 31,
                                             -------------------------
(000 omitted)                                  2007     2006      %
                                             --------- -------- ------

Income before other items:
 Income from continuing operations            $14,050  $13,757    2.1%
 Impairment recoveries, net of tax                  -     (508)    (a)
 Favorable resolution of tax matters                -   (1,018)    (a)
 Gain on sale of corporate assets, net of tax       -   (2,164)    (a)
                                             --------- -------- ------
 Income before other items                    $14,050  $10,067   39.6%
                                             ========= ======== ======

                                                   Three months
                                                  ended March 31,
                                             -------------------------
(per diluted share)                            2007     2006      %
                                             --------- -------- ------

Income before other items:
 Income from continuing operations              $0.66    $0.62    6.5%
 Impairment recoveries, net of tax                  -    (0.02)    (a)
 Favorable resolution of tax matters                -    (0.05)    (a)
 Gain on sale of corporate assets, net of tax       -    (0.10)    (a)
                                             --------- -------- ------
 Income before other items                      $0.66    $0.45   46.7%
                                             ========= ======== ======

                                                   Three months
                                                  ended March 31,
                                             -------------------------
(000 omitted)                                  2007     2006      %
                                             --------- -------- ------

Adjusted EBITDA:
 Net income                                   $13,956  $13,608    2.6%
 Loss from discontinued operations                 94      149   36.9%
                                             --------- -------- ------
 Income from continuing operations             14,050   13,757    2.1%
 Impairment recoveries, net                         -     (843)    (a)
 Interest expense                                 466      366  -27.3%
 Income tax expense                             8,929    7,979  -11.9%
 Depreciation and amortization                  5,196    4,823   -7.7%
                                             --------- -------- ------
 Adjusted EBITDA                              $28,641  $26,082    9.8%
                                             ========= ======== ======

                                                   Three months
                                                  ended March 31,
                                             -------------------------
(000 omitted)                                  2007     2006      %
                                             --------- -------- ------

Free Cash Flow:
 Net cash provided by operating activities       $685   $5,785  -88.2%
 Less:
  Capital expenditures                        (11,263)  (6,070) -85.6%
  Dividends paid                                 (840)    (881)   4.7%
                                             --------- -------- ------
  Free cash flow                             $(11,418) $(1,166)    (a)
                                             ========= ======== ======

(a) Change is greater than +/- 100 percent.


    CONTACT: Viad Corp
             Carrie Long, 602-207-2681
             Investor Relations
             clong@viad.com